Exhibit 4.1

UNITEDHEALTH GROUP INCORPORATED

SUPPLEMENTAL INDENTURE

Dated as of April 18, 2023

to the

INDENTURE

Dated as of February 4, 2008

As supplemented by the Officers’ Certificate and Company Order

Dated as of February 7, 2008

U.S. Bank Trust Company, National Association

Trustee

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 18, 2023, is entered into between UnitedHealth Group Incorporated (the “Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of February 4, 2008 (the “2008 Base Indenture”), as supplemented by the Officers’ Certificate and Company Order, dated as of February 7, 2008 (the “Officers’ Certificate” and, together with the 2008 Base Indenture, the “Indenture”), providing for the issuance of 6.875% Notes due 2038 (the “Notes”);

WHEREAS, Section 1002 of the 2008 Base Indenture provides that the Indenture may be amended or supplemented with the consent of the holders (the “Holders”) of not less than a majority in aggregate principal amount of the Notes at the time outstanding, subject to certain exceptions set forth in Section 1002 (not applicable to the amendment to the Indenture to be effected by this Supplemental Indenture), which require the consent of each Holder affected thereby;

WHEREAS, the Issuer has solicited, and has received, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated April 4, 2023 (the “Consent Solicitation Statement”), consents (“Consents”) from Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (the “Consenting Holders”) to the amendment of the Indenture as set forth in Section 3 hereof;

WHEREAS, in accordance with Section 1002 of the 2008 Base Indenture, the Consenting Holders, by delivery of their Consents, have permitted and approved any and all conforming changes, including conforming amendments, to the Notes and any related documents that may be required by, or as a result of, this Supplemental Indenture;

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects and, pursuant to Section 1002 of the 2008 Base Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	Effectiveness; Conditions Precedent.

(a)

The Issuer represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Article X of the 2008 Base Indenture) have been satisfied in all respects. Pursuant to Section 1002 of the 2008 Base Indenture, the Consenting Holders (voting as one class) have consented to the amendment set forth in Section 3 hereof with respect to the Notes and the Indenture and have authorized and directed the Trustee to execute this Supplemental Indenture. The Issuer and the Trustee are on this date executing this Supplemental Indenture, which will become effective on the date hereof.

(b)

The amendment set forth in Section 3 hereof shall become operative, and the terms of the Indenture and each Global Security shall be amended as provided for in Section 3 below, upon written notice from the Issuer to the Trustee that it has paid the 2038 Consent Consideration (as defined in the Consent Solicitation Statement) to each of the Consenting Holders. If the Trustee receives written notice from the Issuer that the 2038 Consent Consideration has not been paid in accordance with the terms of the Consent Solicitation Statement, this Supplemental Indenture shall terminate immediately without the amendment contained in Section 3 hereof becoming or remaining operative, as applicable, and without the need for further action hereunder or thereunder.

3.

Indenture Amendment. Pursuant to Section 1002 of the 2008 Base Indenture, and subject to Section 2(b) of this Supplemental Indenture, the Indenture and the Notes are hereby amended by deleting Section A(12) of the Officers’ Certificate in its entirety.

4.

Conforming Changes. In accordance with Section 1002 of the 2008 Base Indenture, the Consenting Holders, by delivery of their Consents, permit and approve any and all conforming changes, including conforming amendments, to the Notes and any related documents that may be required by, or as a result of, this Supplemental Indenture.

5.

Notes. Each Note, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

6.

Ratification of the Indenture; Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Upon and after the execution of this Supplemental Indenture, each reference to the Indenture or the Notes in the Indenture or the Notes shall mean and be a reference to the Indenture or the Notes as modified hereby after giving effect to this Supplemental Indenture.

7.	GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES.

8.

Multiple Counterparts. The parties may execute and deliver in counterparts any number of copies of this Supplemental Indenture, including by facsimile transmission or PDF. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart signature page of this Supplemental Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

9.

Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UNITEDHEALTH GROUP INCORPORATED, as Issuer

By:	/s/ Peter M. Gill
Name: Peter M. Gill
Title: Senior Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President